Exhibit 99.1

MONARCH CASINO REPORTS SECOND QUARTER RESULTS AND ANNOUNCES THE OPENING OF ITS $50 MILLION EXPANSION

RENO, NV - July 23, 2008 - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (the "Company"), owner of the Atlantis Casino Resort Spa (the “Atlantis”) in Reno, Nevada, today announced results for the quarter ended June 30, 2008 and announced the opening of its $50 million expansion project.

The Company reported net revenue of $35.3 million, a 15.1% decline from the $41.6 million reported for the comparable quarter in 2007. The Company announced second quarter 2008 income from operations of $4.4 million, EBITDA(1) of $6.3 million and diluted EPS of 16 cents which represent decreases of 56.2%, 48.0% and 55.6%, respectively, when compared to the prior year’s second quarter.  These decreases were driven primarily by the decrease in net revenue.  Selling, general and administrative expense of $12.9 million for the quarter was nearly flat compared with the $12.8 million reported in the second quarter of 2007.

 Through June 30, 2008, the Company drew $34 million from its $50 million credit facility to pay for the previously announced share repurchases and to fund ongoing capital projects.  As a result of this borrowing activity, the Company incurred interest expense of $131 thousand during the quarter, an increase of $128 thousand when compared to the same quarter of the prior year.  The Company used its invested cash reserves during the quarter for completion of its expansion project and share repurchases resulting in a decrease in interest income from the $474 thousand reported in the second quarter of 2007 to $46 thousand in the current quarter.

As of the end of the current quarter, the Company has completed the repurchase of 3 million shares of the Company’s common stock which fulfilled the previously announced share repurchase authorizations by the Company’s board of directors.

The Company announced that its $50 million, 116,000 square feet, expansion project is now open with the exception of the expanded and upgraded spa facilities which are expected to open in the early part of the fourth quarter of 2008.  The casino floor has been expanded by over 10,000 square feet, or approximately 20%, to include a redesigned, significantly upgraded and expanded race and sports book of approximately 4,000 square feet, an enlarged and upgraded poker room and other general gaming space.   The first floor expansion also includes the “Manhattan deli”, a New York deli-style restaurant.  The second floor ballroom and convention space has been expanded with the addition of approximately 27,000 square feet of new space that is equipped with state-of-the art audio-visual technology.  The Company plans to upgrade the pre-expansion areas of the Atlantis over the next several quarters to be consistent with the upgraded standards of the new facilities.

The Company’s previously announced $12.5 million Atlantis Convention Center Skybridge project, which will provide guests with a convenient, traffic-free stroll between the Atlantis and the 500,000 square-foot Reno-Sparks Convention Center in an enclosed, climate controlled environment, is on track to be completed late in the fourth quarter of 2008.

Monarch’s CEO and Co-Chairman John Farahi commented on the Company’s performance:  “This quarter’s results reflect the effects of the challenging operating environment that we previously described in press releases over the last several quarters.  As in many other areas around the country, the national economic slowdown remains a significant challenge for our region.  Consistent with the last several quarters, other factors negatively impacting our results include aggressive marketing and discount programs by our competitors, disruption from construction related to our completed expansion project and legal expenses associated with the ongoing and previously disclosed Kerzner litigation. We anticipate that downward pressure on profits will persist as long as we continue to experience these adverse conditions.”

Mr. Farahi added, “While the recent economic climate is challenging, we are committed to, and excited about, the improvements we have made, and that are ongoing, to our Atlantis facility.  The recently opened expansion sets a new standard for us in terms of design and functionality.  It allows us to deliver a superior experience to guests who come to the Atlantis to enjoy gaming, conventions, meetings and other social events.  We plan to remodel the pre-expansion portion of our facility over the next several quarters to update its look and feel while we complete the skybridge project which will establish the Atlantis as the only property to be physically connected to the Reno-Sparks Convention Center.”

Monarch Casino & Resort, Inc., through its wholly-owned subsidiary, owns and operates the tropically-themed Atlantis Casino Resort Spa in Reno, Nevada.  The Atlantis is the closest hotel-casino to, and is directly across the street from, the Reno-Sparks Convention Center.  The Atlantis features a Sky Terrace, a unique structure rising approximately 55 feet above street level and spanning 160 feet across Virginia Street with no intermediate support pillars. The Sky Terrace connects the Atlantis to a 16-acre parcel of land owned by the Company, that is compliant with all casino zoning requirements and is suitable and available for future expansion and growth. Currently, the Company uses this parcel for additional paved parking for the Atlantis.  The existing Atlantis site offers almost 1,000 guest rooms in three contiguous high-rise hotel towers and a motor lodge. The Atlantis features approximately 61,000 square feet of high-energy casino space with 38 table games and approximately 1,500 slot and video poker machines, a race and sports book, Keno and a poker room, and offers a variety of dining choices in the form of ten high-quality food outlets.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance, (ii) economic and market conditions, (iii) ongoing expansion and upgrade plans, and (iv) the liquidity requirements of the Company.  Actual results and future events and conditions may differ materially from those described in any forward-looking statements.  Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Securities and Exchange Commission filings, which are available on the Company's web site.

Contacts:	Ron Rowan, CFO at (775) 825-4700 or RRowan@monarchcasino.com
John Farahi, CEO at (775) 825-4700 or JohnFarahi@monarchcasino.com

For additional information visit Monarch's web site at monarchcasino.com.

(1)
"EBITDA" consists of net income plus provision for income taxes, interest expense, depreciation and amortization less interest income.  EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity.  This item enables comparison of the Company's performance with the performance of other companies that report EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Monarch Casino & Resort, Inc.
Condensed Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	UNAUDITED	UNAUDITED	UNAUDITED	UNAUDITED
Revenues
Casino	$25,672,907	$29,277,718	$49,428,857	$54,575,990
Food and beverage	9,547,395	10,568,173	19,308,615	21,072,388
Hotel	5,545,006	7,027,156	11,375,701	13,855,123
Other	1,185,503	1,285,828	2,417,572	2,474,451
Gross revenues	41,950,811	48,158,875	82,530,745	91,977,952
Less promotional allowances	(6,607,046)	(6,597,555)	(12,913,587)	(12,635,041)
Net revenues	35,343,765	41,561,320	69,617,158	79,342,911
Operating expenses
Casino	9,266,916	9,268,084	18,013,416	17,737,421
Food and beverage	4,606,282	4,866,969	9,295,647	9,835,686
Hotel	1,967,720	2,111,765	4,073,093	4,255,105
Other	312,997	377,437	659,651	741,057
Selling, general and administrative	12,877,513	12,792,008	25,981,613	24,322,811
Depreciation and amortization	1,893,237	2,064,970	3,899,794	4,140,416
Total operating expenses	30,924,665	31,481,233	61,923,214	61,032,496
Income from operations	4,419,100	10,080,087	7,693,944	18,310,415
Other (expense) income
Interest income	46,238	473,537	297,582	817,421
Interest expense	(131,335)	(3,174)	(135,492)	(152,274)
Total other (expense) income	(85,097)	470,363	162,090	665,147
Income before income taxes	4,334,003	10,550,450	7,856,034	18,975,562
Provision for income taxes	(1,531,100)	(3,650,000)	(2,751,100)	(6,580,000)
Net income	$2,802,903	$6,900,450	$5,104,934	$12,395,562

Earnings per share of common stock
Net income
Basic	$0.16	$0.36	$0.29	$0.65
Diluted	$0.16	$0.36	$0.29	$0.64

Weighted average number of common shares and potential common shares outstanding
Basic	17,189,200	19,091,756	17,802,518	19,081,173
Diluted	17,253,109	19,366,442	17,899,384	19,345,213

Monarch Casino & Resort, Inc.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2008	2007
ASSETS	(UNAUDITED)
Current assets
Cash and cash equivalents	$11,672,748	$38,835,820
Receivables, net	3,679,824	4,134,099
Federal income tax refund receivable	-	998,123
Inventories	1,471,347	1,496,046
Prepaid expenses	3,040,123	3,144,374
Deferred income taxes	582,407	1,084,284
Total current assets	20,446,449	49,692,746
Property and equipment
Land	12,162,522	10,339,530
Land improvements	3,511,484	3,166,107
Buildings	80,655,538	78,955,538
Building improvements	10,435,062	10,435,062
Furniture and equipment	73,328,364	72,511,165
Leasehold improvements	1,346,965	1,346,965
	181,439,935	176,754,367
Less accumulated depreciation and amortization	(96,011,025)	(92,215,149)
	85,428,910	84,539,218
Construction in progress	53,494,393	17,236,062
Net property and equipment	138,923,303	101,775,280
Other assets, net	2,817,842	2,817,842
Total assets	$162,187,594	$154,285,868

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$34,000,000	$-
Accounts payable	12,788,488	10,840,318
Construction payable	3,330,226	1,971,022
Accrued expenses	9,193,030	9,230,157
Federal income taxes payable	51,100	-
Total current liabilities	59,362,844	22,041,497
Deferred income taxes	2,825,433	2,825,433
Total Liabilities	62,188,277	24,866,930
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized; 19,096,300 shares issued; 16,122,048 outstanding at 6/30/08 18,566,540 outstanding at 12/31/07	190,963	190,963
Additional paid-in capital	26,891,871	25,741,972
Treasury stock, 2,974,252 shares at 6/30/08 529,760 shares at 12/31/07, at cost	(48,943,359)	(13,268,905)
Retained earnings	121,859,842	116,754,908
Total stockholders' equity	99,999,317	129,418,938
Total liabilities and stockholder's equity	$162,187,594	$154,285,868

Monarch Casino & Resort, Inc.
Reconciliation of Net Income to EBITDA (1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008 UNAUDITED	2007 UNAUDITED	2008 UNAUDITED	2007 UNAUDITED
Net income	$2,802,903	$6,900,450	$5,104,934	$12,395,562
Adjustments
Provision for income taxes	1,531,100	3,650,000	2,751,100	6,580,000
Interest expense	131,335	3,174	135,492	152,274
Depreciation & amortization	1,893,237	2,064,970	3,899,794	4,140,416
Interest income	(46,238)	(473,537)	(297,582)	(817,421)
EBITDA (1) (unaudited)	$6,312,337	$12,145,057	$11,593,738	$22,450,831

(1)  "EBITDA" consists of net income plus provision for income taxes, interest expense, depreciation and amortization less interest income.  EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity.  This item enables comparison of the Company's performance with the performance of other companies that report EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.